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                                                                     Exhibit 4.1
                              CORNING INCORPORATED

                          SUPPLEMENTAL INVESTMENT PLAN


Corning Incorporated hereby amends and restates in its entirety, effective January 1, 2000, the Corning Incorporated Supplemental Investment Plan to permit Eligible Employees to defer a portion of their compensation to supplement contributions they make pursuant to the Corning Incorporated Investment Plan.


                                   ARTICLE ONE

                                   DEFINITIONS

1.1      "Board" means the Board of Directors of Corning Incorporated.

1.2      "Change in Control" means one of the following circumstances:

         (i) an offeror (other than the Company) purchases shares of Common Stock of the Company pursuant to a tender or exchange offer for such shares;

         (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

         (iii) the membership of the Company's Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

         (iv) the shareholders of the Company approve a merger, consolidation, sale or disposition of all or substantially all of the Company's assets, or a plan of partial or complete liquidation.

1.3 "Code" means the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.

1.4 "Committee" means the Supplemental Investment Plan Committee appointed by the Board.

1.5      "Company" means Corning Incorporated.



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1.6      "Company Stock Fund" means an investment fund option that is invested, actually or hypothetically, primarily in any class of Corning common stock or Corning preferred stock that is convertible into Corning common stock.

1.7 "Compensation" means the sum of an Eligible Employee's base salary and bonuses without regard to the limitations prescribed in Code Section 401(a)(17). As used in this Plan, base salary means base salary, sales commissions and IOC and DCA cash awards; bonus means goal sharing and bonus awards. Compensation does not include amounts that are deferred under the Company's Management Deferral Plan.

1.8 "Effective Date" means January 1, 1997. The effective date of this restatement is January 1, 2000.

1.9 "Employee" or "Eligible Employee" means any employee of the Company who meets the eligibility requirements of Section 3.1(a).

1.10 "Investment Plan" means the Corning Incorporated Investment Plan (for salaried employees) as amended from time to time.

1.11     "Plan" means this Corning Incorporated Supplemental Investment Plan.

1.12     "Plan Year" or "Year" means the calendar year.

1.13 "Trustee" means any trustee the Board may designate if it determines, in its sole discretion, to establish a trust fund for the purpose of paying Plan benefits.


                                   ARTICLE TWO

                                 PURPOSE OF PLAN

2.1 The purpose of this Plan is to afford Eligible Employees who are prevented from making additional contributions to the Investment Plan because of Code limitations, the opportunity to defer additional amounts to this Plan and for the Company to contribute additional amounts on behalf of these Employees.


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                                  ARTICLE THREE

                          ELIGIBILITY AND PARTICIPATION

3.1 (a) ELIGIBILITY. An employee shall be an Eligible Employee and be entitled to participate in this Plan during any Plan Year that (a) such employee is on the Corning payroll for the Year; (b) such employee is a participant in the Investment Plan for the Year and the employee's contributions to the Investment Plan have reached the maximum allowed for that Year under Code Section 402(g) ($10,000 for calendar year
         1999); (c) such employee belongs to a select group of management or highly-compensated employees as provided for in Title I of ERISA; and
         (d) such employee's total annual cash Compensation from the Company for the Plan Year exceeds the minimum threshold set for the Year by the Committee.

         An employee who is eligible to participate in this Plan in a Plan Year shall not continue to be eligible to participate in the Plan in any subsequent Year unless the employee satisfies the foregoing eligibility criteria in such subsequent Year.

         (b) PARTICIPATION. An Eligible Employee whose elected contributions under the Investment Plan for a Plan Year are suspended because the Employee's Compensation for such year exceeds the annual compensation limit of Code Section 401(a)(17) ($160,000 in calendar year 1999) may elect to participate in this Plan with respect to Compensation earned in excess of the statutory limit.

         An Eligible Employee who satisfies the eligibility criteria of subsection (a) above but whose annual Compensation does not exceed the Code Section 401(a)(17) limit shall not participate in this Plan until the earlier of (a) the date as of which he or she elects to participate in this Plan (as opposed to remaining in the Investment Plan) or (b) the employee's annual Compensation does exceed the Code Section 401(a)(17) limit.

         An employee shall cease active participation in any Year the employee fails to satisfy the eligibility criteria of subsection (a). An employee shall cease all participation and receive his entire interest in the Plan (without the 10 percent Plan penalty of Section 6.3) if at any time the Committee determines, in its sole discretion, that the employee's continued participation is inconsistent with the "top-hat" plan requirements of Title I of ERISA.


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                                  ARTICLE FOUR

                                  CONTRIBUTIONS

4.1 EMPLOYEE CONTRIBUTIONS. An Eligible Employee may contribute to this Plan in a Plan Year any amount of his or her Compensation during the Plan Year (not to exceed the maximum percentage of compensation permitted under the Investment Plan for employee contributions) that is earned above the Compensation on which the Eligible Employee's contributions to the Investment Plan are based. All Employee contributions shall be pre-tax and shall be made by salary reduction in accordance with the deferral election rules of Section 4.3.

4.2      COMPANY ALLOCATIONS.

         (a) MATCHING ALLOCATIONS. If any portion of an Eligible Employee's contributions under Section 4.1 consists of amounts that would have been matched by the Company under the Investment Plan but for a Code limitation on contributions, the Company will credit matching allocations to the Employee under this Plan with respect to such amounts at the same level and under the same terms as specified in the Investment Plan. Any Investment Plan limitation on matching contributions that is not attributable to Code limitations (E.G., the Investment Plan's cap on the maximum Company match) shall apply to allocations credited under this Plan and under the Investment Plan in the aggregate. Matching allocations will be credited separately with respect to salary and bonus deferrals instead of being based on deferrals in the aggregate; an Eligible Employee will not be credited with a maximum match unless he or she contributes at least the required percent of earnings from both components of income (I.E., salary and bonuses).

         (b) BONUS MATCHING ALLOCATIONS. To the extent offered by the Investment Plan in which the Employee participates, each Plan Year, the Company shall allocate on behalf of each Employee who elects to invest his or her own contributions in the Company Stock Fund, an amount equal to 15 percent (or such percentage as may be specified in the Investment Plan) of the Employee's contributions that he or she directs to the Company Stock Fund.

         (c) ALLOCATIONS FOR LONG-SERVICE EMPLOYEES. To the extent offered by the Investment Plan in which the Employee participates, each Plan Year, the Company shall allocate on behalf of each of its Eligible Employee who has nine or more years of service as of the preceding December 31 and who is making contributions to this Plan for the Year, an amount equal to 1.175 percent of the Eligible Employee's Compensation for the Year reduced by the amount the Company contributes as a mandatory contribution to the Investment Plan for the Year.

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4.3      DEFERRAL ELECTION FOR EMPLOYEE CONTRIBUTIONS. An Eligible Employee may
         defer Compensation under this Plan only by making a written election with the Company before the beginning of the calendar year for which the deferrals will be effective provided that for the first year an Employee becomes eligible to participate, the election may be made at any time up to 30 days (or such earlier period as may be specified by the Committee) after the date the Employee becomes eligible. Such written election shall include: (a) the amount to be deferred; and (b) the payment method for receiving his or her retirement benefits. The terms of this election shall be irrevocable except that a new election form may be filed with respect to future deferrals under such terms as the Eligible Employee may elect and except that the form of benefit payments may be changed consistent with Section 6.2.

         An Eligible Employee shall make separate elections with respect to deferrals of base salary and deferrals of bonuses. New elections shall be required each Year for bonus deferrals but elections for deferrals of base salary shall continue in effect indefinitely unless changed by subsequent election prior to the beginning of a Year. Subject to the exception for newly-eligible employees, salary deferral elections shall relate to salary paid for services rendered in the year following the election; bonus deferral elections shall relate to bonuses to be paid in the year following the election.

         Notwithstanding the foregoing, any deferral election may be terminated by an Eligible Employee for the purpose of halting deferrals for the balance of a Plan Year. In addition, in the event of financial need, an Eligible Employee may reduce his or her level of base salary deferrals provided that only one such reduction is permitted in any Plan Year. A reduction shall be effective as of the first business day of the next succeeding month.


                                  ARTICLE FIVE

                         INVESTMENT OF EMPLOYEE ACCOUNTS

5.1 INVESTMENT OF DEFERRED AMOUNTS. The Committee shall establish the same investment options under this Plan as are available from time to time under the Investment Plan. These options may be in the form of: (1) hypothetical accounts whose performance shall track the returns of the comparable Investment Plan options; (2) actual funds held by the Company; or (3) actual funds held by a Trustee appointed by the Board. In any event, Eligible Employees shall be entitled to state their preferences concerning where their individual accounts will be invested.

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         Notwithstanding the objective of establishing identical investment options under this Plan as exist in the Investment Plan, the Committee may in its sole discretion establish independent rules under this Plan concerning the investment of Employee deferrals in the Company Stock Fund, E.G., by prohibiting such investments altogether, by prohibiting persons subject to Section 16(b)'s short-swing profits rules from making such investments or by otherwise regulating the terms of investing in the Company Stock Fund.

         The Company shall have the ultimate obligation to pay out all deferred amounts adjusted for earnings/losses thereon in accordance with the terms of this Plan. In order to meet its obligations under this Plan, the Company may appoint a Trustee and direct such Trustee to establish a single investment account or individual investment accounts for each Eligible Employee. The Trustee shall be empowered to invest such accounts and any earnings thereon in such investments (not to include securities of the Trustee) as may be designated by the Committee. In the event a Trustee is appointed to invest Employee accounts, the Committee shall be responsible for directing how the accounts are to be invested, taking into account Employee preferences. If no Trustee is appointed, the Committee shall establish bookkeeping accounts and credit earnings to such accounts in accordance with such Investment Plan benchmarks as may be established from time to time.

5.2 INVESTMENT OF COMPANY ALLOCATIONS. If applicable, all Company allocations under Section 4.2 shall be invested in the Company Stock Fund and shall be subject to such investment and transfer restrictions as apply from time to time to comparable contributions made under the Investment Plan in which the Employee participates.

5.2 RESTRICTIONS ON COMPANY STOCK FUND. All amounts invested initially in the Company Stock Fund shall remain so invested provided that an Eligible Employee may transfer funds out of the Company Stock Fund at such time and under such terms and conditions as the Employee may transfer funds held in Company stock under the Investment Plan.

5.4 ROLLOVER OF OTHER DEFERRED COMPENSATION ACCOUNTS. The Committee may in its sole discretion direct the transfer of amounts deferred by an Eligible Employee under another unfunded deferred compensation plan of the Company to the Eligible Employee's account under this Plan. Such transfer shall be made for the purpose of commonly investing the deferred amounts under a single investment arrangement. Any such transfer of assets, shall be permitted only to the extent that the assets are of a type which can be invested under this Plan. No transfer of assets shall change the terms of any deferred compensation election made by the Eligible Employee with respect to such transferred assets, except that the form of benefit payments may be changed consistent with
         Section 6.2. However, to the extent consistent with any election on the other unfunded deferred compensation arrangement's election form, the terms of this Plan and any associated trust agreement shall govern such transferred amounts.

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5.5      LIMITATIONS ON ASSIGNMENT OF BENEFITS. The Company's purpose in creating separate participant accounts is to provide comfort to Eligible Employees that the deferred amounts will be available to pay benefits when due. However, each Eligible Employee's account under the trust shall be subject to the claims of the Company's creditors in the event of the Company's insolvency or bankruptcy as provided in the trust agreement. Notwithstanding the foregoing, the benefits payable under this Plan shall not revert to the Company or be subject to the Company's creditors prior to insolvency or bankruptcy, nor shall they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Eligible Employee, his beneficiary or the creditors of either, including any such liability as may arise from the Eligible Employee's bankruptcy.

5.6 UNFUNDED NATURE OF PLAN. Notwithstanding any investment arrangements that may be established, it is intended that this Plan shall be treated as an unfunded plan of deferred compensation as this term is used in Title I of ERISA and it shall be administered accordingly.


                                   ARTICLE SIX

                                    BENEFITS

6.1 VESTING. An Eligible Employee's contributions under Section 4.1, the Company's allocations for long-service Employees under Section 4.2(c) and the earnings on all such contributions are 100 percent vested at all times. The Company's matching allocations and bonus matching allocations under Sections 4.2(a) and (b) and earnings thereon shall become vested in accordance with the terms and conditions in effect from time to time for the vesting of Company matching and bonus matching contributions under the Investment Plan.

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6.2      TIMING AND FORM OF BENEFIT PAYMENTS.

         (a) RETIREMENT BENEFITS. If an Eligible Employee terminates employment at any time on or after the date the Employee satisfies the age and service requirements under the Company's Pension Plan to receive an early or normal retirement pension benefit, the amounts accumulated in an Eligible Employee's account shall be paid in full or shall commence within 30 days of the six month anniversary of his or her retirement or as soon thereafter as administratively practicable. Account balances may be paid in cash or in property in either a lump sum or in annual installment payments of substantially equal amounts over a five year period. The election of the form of payment shall be made initially at the time of the deferral election as specified in Section 4.3. The form of payment may be changed by an Employee's written election to the Committee at any time up to 18 months prior to retirement. Any change made within 18 months of an Employee's retirement date shall be disregarded by the Committee. If no valid election concerning the form of benefits is in effect, the Employee's entire account balance shall be paid in a lump sum amount.

         (b) DEATH BENEFITS. In the event of an Eligible Employee's death, his or her account balance shall be payable to his or her designated beneficiary which may be a natural person, a trust or an estate. An Eligible Employee shall designate his or her beneficiary in writing on a form acceptable to the Committee. The filing of any beneficiary designation form shall have the effect of automatically revoking any beneficiary designation form filed previously. The consent of a previously-designated beneficiary shall not be a prerequisite for an Eligible Employee to file a new beneficiary designation form.

         If death occurs while the Eligible Employee is receiving installment payments, the remainder of such installment payments shall continue to be paid to his or her designated beneficiary provided that the Company may in its sole discretion pay the remaining interest of the Employee to his or her beneficiary in a lump sum payment.

         With respect to deaths which occur prior to an Eligible Employee's commencing receipt of benefits, the Employee shall be entitled to designate either a lump sum or a five year installment form of payment to be made to the designated beneficiary. If no election is made, the payment shall be made in a lump sum amount.

         All death benefits shall commence or be made in full as soon as administratively practicable following the date of the Eligible Employee's death. If a beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan shall be paid to the estate of the Eligible Employee in a lump sum amount.

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         (c) DISABILITY BENEFITS. In the event an Eligible Employee suffers a disability (as the term disability is defined in the Investment Plan), the Employee's interest under this Plan shall commence within 30 days of the determination of disability and shall be paid in the form of substantially equal annual installments over a five year period, provided that the Committee shall have the discretion to shorten the payment period or to pay benefits in a lump sum if the Employee has a financial need for such alternative payments.

         (d) BENEFITS PAYABLE OTHER THAN ON ACCOUNT OF RETIREMENT OR DEATH. If an Eligible Employee's termination of employment occurs for any reason other than retirement, disability or death as described in the preceding subsections, the Eligible Employee's entire vested interest under this Plan shall be paid out in a single lump sum payment within 30 days following termination of employment.

6.3 IN-SERVICE WITHDRAWALS. Notwithstanding the time of payment provisions set forth in Section 6.2, vested benefits may be paid earlier under the circumstances provided below:

         (a) FINANCIAL HARDSHIP. The Committee may, in its sole discretion, authorize an in-service withdrawal on account of an Eligible Employee's unforeseeable emergency. For this purpose, an unforeseeable emergency means an unanticipated emergency that is caused by an event beyond the control of the Eligible Employee and that would result in severe financial hardship to the Eligible Employee if early withdrawal were not permitted. The amount that may be paid on account of hardship is limited to the amount necessary to meet the emergency.

         (b) NON-FINANCIAL HARDSHIP. In the event of an in-service withdrawal for any reason other than financial hardship as described above, the Eligible Employee's account shall be reduced by the lesser of (1) $50,000 or (2) 10 percent of the amount of the withdrawal. The penalty may be assessed against any one or more of the Eligible Employee's investment funds as the Committee may determine. The penalty shall not apply if the Eligible Employee's account is cashed out by the Committee to maintain the top-hat status of the Plan in accordance with Section 3.1(b).

         In the event an Eligible Employee is deceased and payments are being made to his beneficiary in installment payments, such payments may be withdrawn earlier under the terms and conditions above, treating the beneficiary for this purpose as an Eligible Employee would be treated for purposes of in-service withdrawals.

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6.4      CHANGE IN CONTROL. In the event of a Change in Control, the accounts of all Eligible Employees shall remain or become 100 percent vested and the Committee shall have the discretion either to distribute all account balances accrued to the date of the Change in Control in a lump sum amount or to permit the Plan to continue in accordance with its terms. The Committee shall make its determination on whether to continue the Plan or to distribute all accounts in the period beginning 30 days prior to an anticipated Change in Control and 180 days following an actual Change in Control.

6.5 SOURCE OF BENEFIT PAYMENTS. Subject to the claims of the Company's creditors, the Company or the Trustee, as the case may be, shall pay benefits in accordance with the Committee's directions. If a trust is established and the Trustee holds insufficient funds to pay the deferred amounts, adjusted for the earnings (and losses) on them, the Company shall have the obligation to pay such amounts to the Eligible Employees. Such payments shall be made from the general assets of the Company.

                                  ARTICLE SEVEN

                          ADMINISTRATION AND PROCEDURES

7.1 PLAN ADMINISTRATION. The Board, Trustee, and Committee possess certain specified powers, duties, responsibilities and obligations under the Plan and trust. It is intended under this Plan that each be solely responsible for the proper exercise of its own functions and that each shall not be responsible for any act or failure to act of another.

7.2 ESTABLISHMENT OF ACCOUNTS. The Committee shall establish and maintain individual accounts for each Eligible Employee, which accounts shall record all activities with respect to the accounts, including contributions, adjustments for earnings (and losses), and withdrawals. The Committee shall determine the benefits due each Employee from this Plan and shall direct them to be paid by the Company or the Trustee accordingly.

7.3 COMMITTEE AUTHORITY. The Committee has sole discretion to determine the eligibility of employees to participate in this Plan, to determine their eligibility for and the amount of their benefits, to interpret the Plan, to adopt rules relating to its administration and to take any other action it deems appropriate to administer the Plan. The decisions made by, and the actions taken by, the Committee in the administration of this Plan shall be final and conclusive on all persons. Except for their willful misfeasance, bad faith, gross negligence or reckless disregard of their duties, the members of the Committee shall not be subject to individual liability with respect to this Plan.

7.4 COMMITTEE COMMUNICATIONS. The Committee shall inform each Employee of any deferral, investment and beneficiary elections which the Employee may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

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                                  ARTICLE EIGHT

                            AMENDMENT AND TERMINATION

8.1 COMPANY'S AUTHORITY. While it intends to maintain this Plan in conjunction with the Investment Plan for as long as necessary to achieve its purposes, the Company reserves the right to amend or to terminate the Plan at any time for whatever reason it may deem appropriate. No Plan amendment shall accelerate the payment of amounts previously deferred or provide for additional benefits.

8.2 COMPANY OBLIGATIONS FOR BENEFITS. Notwithstanding the preceding Section, the Company hereby makes a contractual commitment to pay to its Employees the benefits accrued under this Plan to the extent it is financially capable of meeting such obligations.

                                  ARTICLE NINE

                                  MISCELLANEOUS

9.1 RELATIONSHIP TO EMPLOYMENT. Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any of its Employees, with or without cause.

9.2 COORDINATION WITH THE INVESTMENT PLAN. If questions concerning the interpretation or administration of this Plan arise that are not governed by the terms set forth in this document, or that are governed by this Plan but are ambiguous, the terms of the Investment Plan will govern to the extent they are consistent with the terms and purposes of this Plan.

9.3 GOVERNING LAW. This Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this __________ day of ___________ 1999.

                                                     CORNING INCORPORATED

                                                     By:
                                                        -----------------------


                                                     Title:
                                                            --------------------



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